Exhibit 99.3

Puget Energy, Inc.
Notice of Annual Meeting
May 13, 2003

Sheraton Tacoma Hotel
1320 Broadway Plaza Tacoma, Washington

Dear Shareholder:

        The Annual Meeting of Shareholders of Puget Energy, Inc. will be held at the Sheraton Tacoma Hotel, located at 1320 Broadway Plaza, Tacoma, Washington on Tuesday, May 13, 2003, at 10:00 a.m. for the following purposes:

1. To elect three directors.

2. To consider other matters properly presented at the meeting.

        You are entitled to vote if you were a shareholder at the close of business on March 18, 2003.

        To make it easier for you to vote your proxy, we have made Internet and telephone voting available. You will find instructions on the enclosed proxy card. If you choose not to use the Internet or telephone voting, please sign and date the proxy card and return it in the envelope provided.

        If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the meeting.

By Order of the Board of Directors

James W. Eldredge
Corporate Secretary

March 13, 2003
Bellevue, Washington

CONTENTS

Annual Meeting Information
Who is entitled to vote?
What am I voting on?
What is a quorum?
How many votes do I have?
How many votes are required?
Can brokers vote on the election of directors?
How will my proxy be voted?
Who counts the votes?
Election of Directors
How many directors does Puget Energy have?
How many directors are elected each year?
Who are the nominees?
Who are the other directors?
Structure and Compensation of Board of Directors
Audit Committee
Governance and Public Affairs Committee
Compensation and Leadership Development Committee
Board of Directors Meetings
Director Compensation
Audit Committee Report
Independent Accountants' Fees
Security Ownership of Directors and Executive Officers
Beneficial Ownership Table
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
Joint Compensation and Leadership Development Committee Report
Stock Price Performance Graph
Five -Year Cumulative Total Return
Summary Compensation Table
Option Grants in 2002
Option SAR/Exercises in Last Fiscal Year and fiscal Year-End Option/SAR Values
Long-Term Incentive Plan Awards in 2002
Retirement Benefits Statements
Employment Contracts, Termination of Employment and Change-In-Control
Arrangements
Agreements
1995 Long-Term Incentive Compensation Plan
Stock Appreciation Rights
Additional Information About the Meeting and Shareholder Proposals
Independent Accountants
Solicitation of Proxies
Annual Report and Form 10-K
Appendix A - Audit Committee Charter

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, please vote your proxy either through Internet, telephone or complete and promptly return the enclosed proxy form, using the envelope we have provided.

PROXY STATEMENT

Annual Meeting Information

        This proxy statement relates to the Annual Meeting of Shareholders of Puget Energy, Inc. (Puget Energy) to be held at 10:00 a.m. on May 13, 2003 at the Sheraton Tacoma Hotel, which is located at 1320 Broadway Plaza, Tacoma, Washington. We will mail this proxy statement and our Annual Report for 2002 to shareholders on April 3, 2003.

        The mailing address of Puget Energy’s principal executive offices is Puget Energy, Inc., P.O. Box 97034, Bellevue, Washington 98009-9734.

        Puget Energy is a holding company. All its operations are conducted through its subsidiaries, Puget Sound Energy, Inc. (Puget Sound Energy), which was Puget Energy’s predecessor company and is now Puget Energy’s principal operating subsidiary, and InfrastruX Group, Inc. (InfrastruX), a majority owned subsidiary. Unless otherwise specified, all historical information in this proxy statement concerning dates prior to January 1, 2001 refers to Puget Sound Energy rather than Puget Energy.

Who is entitled to vote?

        Only holders of Puget Energy common stock (the “common stock”) may vote at the Annual Meeting. Approximately 94 million shares of common stock will be outstanding as of March 18, 2003, the record date for the Annual Meeting. Puget Energy will have approximately 45,200 shareholders of record as of the record date.

What am I voting on?

        You are being asked to elect three directors. We are not aware of any matter to be presented for action at the Annual Meeting other than the election of directors.

What is a quorum?

        The holders of a majority of the shares of the common stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held.

How many votes do I have?

        You are entitled to one vote for each share of common stock you held on the record date. For the election of directors, you may not vote more shares for individual directors than the total number of shares you held on the record date.

How many votes are required?

        If a quorum is present at the Annual Meeting, the three nominees for election as directors who receive the greatest number of votes cast by the shares present in person or represented by proxy at the Annual Meeting will be elected directors.

Can brokers vote on the election of directors?

        Because brokers have discretion to vote shares they hold on behalf of beneficial owners for the election of directors, if they do not receive instructions, they may vote the shares as they see fit.

How will my proxy be voted?

        If we receive a proper proxy, your shares will be voted as you direct. If you do not provide any direction on your proxy card, your shares will be voted as the Board of Directors recommends. You may revoke a proxy card at any time before it is voted by delivering a written notice to the Corporate Secretary or by signing and delivering another proxy card that is dated later. If you attend the Annual Meeting in person, you may revoke the proxy by giving notice of revocation to an inspector of election at the Annual Meeting or by voting at the Annual Meeting.

Who counts the votes?

        Mellon Investor Services, LLC will tabulate the votes and will act as inspector of election. No one will disclose the identity and vote of any shareholder unless legally required to do so.

Election of Directors

How many directors does Puget Energy have?

        The number of directors is determined by the Board of Directors, but may be changed by the shareholders. The Board of Directors has fixed the current number of directors at nine. The members of Puget Energy’s Board of Directors and Board Committees are the same as the members of Puget Sound Energy’s Board of Directors and Board Committees.

How many directors are elected each year?

        The directors are divided into three classes so that each year approximately one-third of the directors is elected for a three-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. At the Annual Meeting, the shareholders will elect three Class III directors to serve for a term of three years expiring on the date of the 2006 Annual Meeting.

Who are the nominees?

        Proxies will be voted on the nominees listed below. If any nominee becomes unavailable to serve as a director, the persons named in the enclosed proxy can vote for or against any other nominee in accordance with their judgment.

Class III Nominees Standing for Election — Terms Expiring 2006

Douglas P. Beighle

        Mr. Beighle was appointed Chairman of the Boards of Directors of Puget Energy and Puget Sound Energy in March 2002. Mr. Beighle served as Lead Director from April 2001 to March 2002. Mr. Beighle, age 70, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1981. He also serves as a director of Washington Mutual, Inc., and Simpson Investment Company (privately held). Mr. Beighle served as Senior Vice President of The Boeing Company (aerospace manufacturing and sales) from 1986 until his retirement on May 1, 1997.

Craig W. Cole

    Mr.  Cole has been President and Chief Executive Officer of Brown & Cole Stores, LLC (retail grocery) since 1989. Mr. Cole, age 53, is a member of the Washington Roundtable and the Washington State Energy Strategy Advisor/Committee. He also serves on the boards of Associated Grocers, Inc. and the National Food Marketing Institute. Mr. Cole has served as a Director of Puget Energy and Puget Sound Energy since December 1999.

Tomio Moriguchi

        Mr. Moriguchi has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor) since December 1994. Previously, he served as President of Uwajimaya, Inc. from 1965 through December 1994. Mr. Moriguchi, age 66, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1988. He also serves as President and Chairman of the Board of North American Post Publishing Company.

Who are the other directors?

        The directors who are not standing for reelection at this time are:

Continuing Directors

Class I – Terms Expiring 2004

Phyllis J. Campbell

        Ms. Campbell has been Chair of the Community Board of U.S. Bank, Washington since 2001. Prior to that, she was President of U.S. Bank, Washington (financial institution) from 1993 to 2001. She also served as Area President of U.S. Bank, Washington for Seattle-King County from 1992 to 1993, and as Executive Vice President and Manager from 1989 to 1992. Ms. Campbell, age 51, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1993. Ms. Campbell also serves as a director of SAFECO Corporation, Alaska Air Group, Inc., and Joshua Green Corporation (privately held). Ms. Campbell is a Regent of Washington State University.

Dr.  Kenneth P. Mortimer

        Dr. Mortimer is President Emeritus, University of Hawaii, and Chancellor Emeritus, University of Hawaii at Manoa. He was named president of University of Hawaii in 1993. He is also Senior Associate, National Center for Higher Education Management Systems. Prior to that, he served as president of Western Washington University from 1988 to 1993 (and is President Emeritus of that institution), and he served as Vice President and Vice Provost of Pennsylvania State University from 1984 to 1988. Dr. Mortimer holds a Ph.D. degree from the University of California at Berkeley and an MBA from the Wharton School of the University of Pennsylvania. Dr. Mortimer, age 65, was appointed to the Boards of Directors of Puget Energy and Puget Sound Energy in July 2001.

Stephen P. Reynolds

    Mr.  Reynolds has been President and Chief Executive Officer of Puget Energy and Puget Sound Energy since January 2002. Prior to that, he was President and Chief Executive Officer of Reynolds Energy International from 1998 to 2002, Chief Executive Officer of PG&E Gas Transmission Texas from 1997 to 1998 and President and Chief Executive Officer of Pacific Gas Transmission Company from 1987 to 1998. He was appointed to the Boards of Directors of Puget Energy and Puget Sound Energy in January 2002. Mr. Reynolds, age 55, also serves as a director of Oregon Steel Mills, Inc.

Class II — Terms Expiring 2005

Charles W. Bingham

        Mr. Bingham served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in July 1995. He has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1978. Mr. Bingham, age 69, also serves as a director of the Evergreen Forest Trust.

Robert L. Dryden

    Mr.  Dryden served as President, Chief Executive Officer and a Director of ConneXt, Inc. (a former subsidiary of Puget Sound Energy) from 1999 until his retirement in September 2001. He served as Executive Vice President, Airplane Production, Boeing Commercial Airplane Group from 1990 until May 1998. He has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1991. Mr. Dryden, age 69, also serves as a director of Vycor Company, Software Revolution, Inc. and Power It.

Sally G. Narodick

        Ms. Narodick is President of Narodick Consulting, which specializes in strategic planning for the educational technology industry. She retired as Chief Executive Officer and President of Apex Learning Inc., a venture-backed Internet distance learning company, in October 2000. Previously, she served as a Consultant on Strategic Planning for Educational Technology software for IBM Corporation and was Chairman and Chief Executive Officer of Edmark Corporation from October 1989 to September 1996. She also serves as a director of Penford Corporation, click2learn, Inc. and Solutia Inc. Ms. Narodick, age 57, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1989.

Structure and Compensation of Board of Directors

        The Puget Energy and Puget Sound Energy Boards of Directors have identical Audit, Governance and Public Affairs, and Compensation and Leadership Development standing committees, which meet in addition to regular Board of Directors meetings. The membership of these committees and a brief statement of their principal responsibilities are presented as follows:

      Audit Committee

        The Puget Energy and Puget Sound Energy Audit Committees currently include Charles W. Bingham (Chair), Douglas P. Beighle, Tomio Moriguchi, Dr. Kenneth P. Mortimer and Sally G. Narodick. All members served on the Audit Committees throughout 2002 except Ms. Narodick, who joined the Audit Committees in September 2002. Each member of the Audit Committees is an independent director as defined under the rules of the New York Stock Exchange.

        The Audit Committees assist the full Boards in oversight of:
•     The integrity of the Companies’ financial statements.
•     The Companies’ compliance with legal and regulatory requirements.
•     The independent auditor’s qualifications and independence.
•    The performance of the Companies’ internal and independent auditors.

        In addition, the Audit Committees have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

        The Audit Committees met six times during 2002.

      Governance and Public Affairs Committee

        The Puget Energy and Puget Sound Energy Governance and Public Affairs Committees currently include four independent directors; Craig W. Cole (Chair), Douglas P. Beighle, Phyllis J. Campbell and Tomio Moriguchi. The purpose of the Governance and Public Affairs Committee is to:
•     Identify individuals qualified to become members of the Board.
•    Select and recommend to the Board director candidates.
•    Develop, update as necessary and recommend to the Board corporate governance principles and policies, including the Companies’ Corporate Governance Guidelines.
•    Monitor compliance with the corporate governance principles and policies.
•    Oversee Puget Energy’s and Puget Sound Energy’s public affairs matters and involvement with key constituencies.

        The Committees will consider the names and qualifications of any candidates submitted by shareholders, provided that such shareholder nominations must be submitted in writing to the Corporate Secretary in accordance with the procedures set forth in Section 3.3 of the Companies’ bylaws. The Governance and Public Affairs Committees met two times in 2002.

         Compensation and Leadership Development Committee

        The Puget Energy and Puget Sound Energy Compensation and Leadership Development Committees, currently includes five independent directors: Phyllis J. Campbell (Chair), Douglas P. Beighle, Charles W. Bingham, Dr. Kenneth P. Mortimer and Sally G. Narodick. The purpose of the Compensation and Leadership Development Committee is to:
•     Discharge the responsibilities of the Board relating to compensation of the Companies' officers.
•     Approve and evaluate officer compensation plans, policies and programs of the Companies.
•     Oversee long-range planning for executive development and succession, and the design, administration and performance of employee retirement and savings plans.

The Compensation and Leadership Development Committees met six times during 2002.

      Board of Directors Meetings

        The Puget Energy and Puget Sound Energy Boards of Directors met nine times during 2002. Each director has attended at least 75% of these meetings and the meetings of committees on which he or she served. Directors on average attended 99% of all board and committee meetings during 2002.

      Director Compensation

        Puget Energy and Puget Sound Energy pay all directors other than directors who are also employees of the Companies a quarterly retainer of $10,000 plus $1,250 in fees for each board and committee meeting the director attends. Meeting fees are reduced by 50% if the meeting is scheduled as a telephonic meeting and lasts less than 60 minutes. The Chairman of the Boards receives an additional quarterly retainer of $10,000. The Chair of the Audit Committees is paid an additional quarterly retainer of $2,500 and other members of the Audit Committees are paid an additional quarterly retainer of $1,000. Chairs of the Governance and Public Affairs and Compensation and Leadership Development Committees are paid additional quarterly retainers of $1,500. No director who serves on both the Puget Energy and Puget Sound Energy Boards and the corresponding committees is paid additional compensation for concurrent service. Beginning January 1, 2003, each director receives a minimum of 50% of his or her quarterly retainer payments in Puget Energy stock, except that 100% of quarterly retainers are paid in Puget Energy stock until the director holds a number of shares of Puget Energy stock equal in value to two years of quarterly retainer payments. Directors can elect to receive 100% of their quarterly retainer payments in Puget Energy common stock, or to defer receipt of shares under the Puget Energy Directors’ Stock Plan.

Audit Committee Report

        The Audit Committees of the Puget Energy and Puget Sound Energy Boards of Directors are composed of five directors who are independent directors as defined under the rules of the New York Stock Exchange. The Committees operate under a written charter approved by the Boards of Directors, a copy of which is provided with this proxy statement as Appendix A.

        The primary purpose of the Audit Committees is to assist the Boards of Directors of Puget Energy and Puget Sound Energy in oversight of their respective Companies’ financial reporting processes. As stated in the Audit Committee Charter, it is not the responsibility of the Audit Committees to plan or conduct audits or to verify whether the Companies’ financial statements are complete and accurate or in accordance with generally accepted accounting principles. The respective managements of Puget Energy and Puget Sound Energy are responsible for the preparation, presentation and integrity of their respective Companies’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the financial statements of Puget Energy and Puget Sound Energy in accordance with generally accepted auditing standards.

        Consistent with their oversight responsibilities, the Audit Committees reviewed and discussed the audited financial statements with managements of Puget Energy and Puget Sound Energy and representatives of PricewaterhouseCoopers LLP. The discussions with PricewaterhouseCoopers LLP included the matters required to be discussed by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committees received the written disclosures and the letter regarding independence from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP their independence.

        Based upon the Audit Committees’ discussions with management and the independent accountants and their review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committees, the Audit Committees recommended to the Boards of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committees of Puget Energy, Inc. and Puget Sound Energy, Inc. Charles W. Bingham, Chair Douglas P. Beighle Tomio Moriguchi Dr. Kenneth P. Mortimer Sally G. Narodick

Independent Accountants’ Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP, Puget Energy’s independent accountants, in fiscal year 2002 and 2001 were as follows:

	2002	2001
Audit Fees (1)	$ 791,000	$ 826,000
Audit related Fees (2)	195,000	410,000
Tax Fees (3)	288,000	781,000
All other Fees (4)	23,000	2,516,000

Total	$1,297,000	$4,533,000

(1)

For professional services rendered for the audit of Puget Energy’s and Puget Sound Energy’s annual financial statements, reviews of financial statements included in the Companies’ Forms 10-Q, and consents and reviews of documents filed with the Securities and Exchange Commission. The 2002 fees are estimated and include an aggregate amount of approximately $397,000 that has been billed to Puget Energy through December 31, 2002. The 2001 fees included an aggregate amount of $549,000 billed to Puget Energy through December 31, 2001.

(2)	Consists of employee benefit plan audits and due diligence reviews of Infrastrux acquisition targets.

(3)	Consists of tax planning, consulting and tax return reviews.

(4)

For 2001, other fees consisted of: (a) financial information systems design and implementation fees totaling $2,191,000 relating to Puget Sound Energy’s successful implementation of its ConsumerLinX customer information system, on which PricewaterhouseCoopers’ management consulting group provided information system integration services; (b) consulting services in connection of strategic alternatives for a subsidiary of Puget Sound Energy and for regulatory matters totaling $325,000. For 2002, other fees consisted of financial information systems design and implementation fees relating to the final portion of work on the implementation of Puget Sound Energy’s ConsumerLinX customer information system, initiated in 2001 and completed in February 2002.

        The Audit Committees of Puget Energy and Puget Sound Energy have considered the compatibility of non-audit services with maintaining PricewaterhouseCoopers LLP’s independence.

Security Ownership of Directors and Executive Officers

      Beneficial Ownership Table

        The following table shows the number of shares of common stock beneficially owned on February 19, 2003 by each director and nominee, by each executive officer named in the Summary Compensation Table and by the directors and executive officers of Puget Energy and Puget Sound Energy as a group. No director or executive officer owns more than 1% of the outstanding shares of common stock. We are not aware of any person who beneficially owns 5% or more of the common stock.

Name	Number of Beneficially Owned Shares		Number of Share Inerests Held
Douglas P. Beighle	4,942		2,796	(1)
Charles W. Bingham	6,687		505	(1)
Phyllis J. Campbell	1,000		3,787	(1)
Craig W. Cole	200		4,356	(1)
Robert L. Dryden	5,456		4,292	(1)
Tomio Moriguchi	1,325		7,660	(1)(2)
Kenneth P. Mortimer	0		4,118	(1)(2)
Sally G. Narodick	258		5,036	(1)
Stephen P. Reynolds	107,500	(3)	13,961	(2)
John D. Durbin	4,216	(4)	7,414	(1)(2)
Timothy J. Hogan	8,327	(5)	23,647	(2)(6)
Stephen A. McKeon	17,124	(5)	22,521	(2)
Julia M. Ryan	4,500		3,095	(2)
Gary B. Swofford	23,138	(5)	33,754	(2)
William S. Weaver	0		0
All directors and executive officers as a group	262,142		172,947

(1)	Includes stock units held in the Puget Energy Directors’ Stock Plan.

(2)	Includes stock units held in the Puget Sound Energy Deferred Compensation Plan through February 19, 2003.

(3)	Includes 40,000 shares of restricted stock. Also includes 67,500 shares of common stock subject to stock options that are currently exercisable.

(4)	Mr. Durbin also holds stock options to purchase 1,287,500 shares of InfrastruX common stock.

(5)	Includes shares held under the Puget Sound Energy Investment Plan for Employees through February 19, 2003.

(6)

 Includes 11,281 shares of common stock subject to currently exercisable stock options granted by Washington Energy Company prior to the Puget Sound Power & Light Company/Washington Energy Company merger, which were converted into options to purchase common stock at the merger exchange ratio of .86 to 1.

      Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of Puget Energy to file reports of ownership and changes in ownership with respect to the equity securities of the Companies with the Securities and Exchange Commission. To our knowledge, based on our review of the reports furnished to Puget Energy in 2002 and written representations that no other reports were required, all directors and officers of Puget Energy who are subject to the Section 16 reporting requirements filed the required reports on a timely basis in 2002 except Ms. Harris, who filed a late Form 3, and Mr. Durbin, who did not report the correct number of shares purchased during 2001 in the Deferred Compensation Plan on a Form 5 filed in February 2002. Mr. Durbin reported the correct number of shares on a Form 4 in December 2002.

Executive Compensation

      Joint Compensation and Leadership Development Committee Report

        The Boards of Directors of Puget Energy and Puget Sound Energy delegate responsibility for executive compensation to the Compensation and Leadership Development Committees (formerly the Compensation and Retirement Committees). The Committees’ members are Phyllis J. Campbell (Chair), Douglas P. Beighle, Charles W. Bingham, Dr. Kenneth P. Mortimer, and Sally G. Narodick, none of whom is an employee of Puget Energy or Puget Sound Energy or participates in the compensation programs described here for executives. The Committees establish compensation for the President and Chief Executive Officer and review and approve the President and Chief Executive Officer’s recommendations regarding compensation of the other executive officers.

        In determining executive compensation, the Committees consider the pay practices in comparable companies in the electric and combination gas and electric utility industries. The Committees believe that executive compensation packages should do the following:

•

Attract and retain outstanding executives by providing compensation opportunities consistent with those offered by the electric and combination gas and electric utility industries for similar positions;

•	Place a significant portion of each executive’s total pay at risk to motivate executives to achieve Company and individual performance goals;

•	Be aligned with annual operating goals that support continued emphasis on low cost, reliable service to customers; and

•	Tie the long-term incentive compensation component of Chief Executive Officer and executive compensation to Company performance and increased value to shareholders.

        In making compensation decisions, the Committees review appropriate market compensation indices. The principal source of this data is a selection of comparable companies that are most similar in scope and size to Puget Energy from a comprehensive, industry-wide annual survey of management pay prepared by a national compensation consulting firm. All are part of the Edison Electric Institute (EEI) Investor-Owned Utilities Index and most are gas and electric combination companies which comprise the EEI Combination Gas & Electric Investor-Owned Utilities Index presented in the Stock Price Performance Graph on page 12.

        The Committees’ compensation policies encompass a mix of base salary and annual and long-term incentive compensation programs. The Committees design the total package to provide participants with appropriate incentives to achieve current operational performance and customer service goals as well as the long-term objective of enhancing shareholder value. Long-term incentives are designed to comprise the largest portion of each executive’s incentive pay. Total cash compensation is targeted at the 50th percentile of total compensation for the comparator group if annual performance goals are achieved. If performance goals are achieved at the highest level, total cash compensation will be leveraged to reach the 60th percentile or higher.

   Chief Executive Officer Compensation

    Mr.  Reynolds was elected President and Chief Executive Officer on January 7, 2002. His compensation as defined by his employment agreement (described on page 18) was determined by the Committees considering the factors described above and after reviewing the market competitive information for Chief Executive Officers in the comparator group companies that are most similar in size and scope to the Company.

   Base Salary

        Generally, base salaries for executives are administered on a subjective, individual basis by the Committees using as a guideline, median salary levels of a select group of electric and combination gas and electric companies from the industry survey described above.

   Annual Incentive Compensation

        All executive officers of Puget Sound Energy participate in its annual Goals and Incentive Plan. This plan is designed to provide financial incentives to executives for achieving desired annual operating results while meeting the Company’s service quality commitment to customers. For 2002, the targeted opportunity for awards from this plan varied by executive officer: Mr. Reynolds’ target, pursuant to his employment agreement, was 55% of base salary. The target for Messrs. Hogan, McKeon and Swofford was 45% of base salary and the target for Ms. Ryan was 50% of base salary. Mr. Durbin, who is a named executive officer of Puget Energy because of his role as Chairman and Chief Executive Officer of InfrastruX, a majority owned subsidiary of Puget Energy, participates in the InfrastruX annual incentive compensation program, and has a target award of 50% of base salary.

        For 2002, 100% of the award for the named executives of Puget Sound Energy other than Ms. Ryan was based on EPS performance. EPS results were achieved at the minimum funding level. Because the earnings per share results were achieved below the targeted opportunity, the awards for Messrs. Hogan, McKeon and Swofford were paid at 22.5% of base salary. Mr. Reynolds was paid at 50% of his base salary in accordance with the terms of his employment agreement, which provided that for 2002 only he would be paid a minimum annual incentive award of $325,000. Ms. Ryan’s award was based 50% on EPS performance and 50% on specified operational goals. Based on year-end results for these goals, Ms. Ryan’s award was paid at 53% of base salary. Mr. Durbin did not receive an award payment under the InfrastruX plan.

      Long-Term Incentive Compensation

        The 1995 Long-Term Incentive Compensation Plan (the “1995 Plan”), approved by shareholders in 1995, links compensation to the relative total shareholder return of Puget Energy. Under the 1995 Plan, the Puget Energy and Puget Sound Energy Compensation Committees have awarded contingent grants of common stock to executives and key employees that generally pay in stock at the end of a four-year period, based on Puget Energy’s cumulative four-year total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index during that period (“LTIP Awards”). The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid. The Long-Term Incentive Plan Awards in 2002 table on page 16 lists the grants made in 2002 to the named executive officers for the four-year performance cycle ending December 31, 2005. Pursuant to the terms of his employment agreement, the Committee granted Mr. Reynolds LTIP Awards for the four-year performance cycle ending December 31, 2005 valued at 150% of his base salary at the time of hire. The Summary Compensation Table on page 12 shows the payout for the four-year cycle ended December 31, 2002. Based on the four-year cumulative total shareholder return for Puget Energy compared to that of companies in the EEI Combination Gas & Electric Investor-Owned Utilities Index results were achieved at the 55th percentile, which generated payout at the 100% funding level.

        The Puget Energy and Puget Sound Energy Compensation Committees also consider grants of stock options and restricted stock under the 1995 Plan on a selective basis for purposes of attracting key executives to the organization. Pursuant to the terms of his employment agreement, Mr. Reynolds was awarded options to purchase 300,000 shares of Common Stock, half of which vests over a four-year period and half of which vests over a five-year period, and 50,000 shares of restricted stock, which vest over five years. A portion of these stock options and restricted stock awards was made by the Board of Directors of Puget Energy upon the recommendation of the Committees as non-plan grants because of grant size limitations in the 1995 Plan. As Chairman and Chief Executive Officer of InfrastruX, Mr. Durbin does not participate in the Puget Energy long-term equity incentive programs. However, pursuant to the InfrastruX Group, Inc. 2000 Stock Incentive Plan, the InfrastruX board of directors in 2001 granted Mr. Durbin options to purchase 1,287,500 shares of InfrastruX common stock.

        As part of its Long-Term Incentive Program, the Committees have also established stock ownership guidelines to be achieved over a five-year period commencing in 1999, or at time of hire whichever is later, for officers and key managers that range from 50% of base salary to two times base salary for the named executive officers.

      Additional Information

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and four other most highly compensated executive officers, unless that compensation is deferred or is considered performance-based. Our policy is to structure executive officer compensation to achieve deductibility under Section 162(m) while preserving flexibility in compensation program design to achieve corporate objectives. The Company has a salary and incentive award deferral plan that permits compensation deferred under the plan by the named executive officers to be exempt from the Section 162(m) limit on tax deductibility.

Compensation and Leadership
Development Committees
of Puget Energy, Inc. and
Puget Sound Energy, Inc.

Phyllis J. Campbell, Chair
Douglas P. Beighle
Charles W. Bingham
Dr. Kenneth P. Mortimer
Sally G. Narodick

Stock Price Performance Graph

        The chart below compares the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on Puget Energy common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index and the Edison Electric Institute (EEI) Combination Gas & Electric Investor-Owned Utilities Index.

	1997	1998	1999	2000	2001	2002
PSD	$100.00	$ 98.64	$ 74.45	$115.32	$ 98.25	$104.82
EEI Gas & Electric Index	$100.00	$116.19	$ 94.43	$140.56	$126.96	$102.67
S&P 500 Index	$100.00	$128.58	$155.63	$141.47	$124.65	$ 97.10

Five-Year Cumulative Total Return

        This comparison assumes $100 was invested on December 31, 1997, in (a) Puget Energy common stock, (b) the S&P 500 Stock Index, and (c) the EEI Combination Gas & Electric Investor-Owned Utilities Index. The graph then observes, in each case, stock price growth and dividends paid (assuming dividends were reinvested) over five years.

        The Puget Energy Board of Directors and its Compensation and Leadership Development Committee recognize that many factors influence the market price of stock, one of which is company performance. The returns shown on the graph do not necessarily predict future performance.

Summary Compensation Table

        The following information is furnished for the years ended December 31, 2002, 2001, and 2000 with respect to Puget Energy’s and Puget Sound Energy’s President and Chief Executive Officer and each of the four other most highly compensated executive officers of Puget Energy and Puget Sound Energy during 2002, and Puget Energy’s and Puget Sound Energy’s former Chairman and Executive Officer. The positions and offices below are at Puget Energy and Puget Sound Energy, except that Mr. Hogan, Ms. Ryan, and Mr. Swofford are officers of Puget Sound Energy only and Mr. Durbin is Chairman and Chief Executive Officer of InfrastruX, a majority owned subsidiary of Puget Energy. Annual compensation includes amounts deferred at the officer’s election.

Annual Compensation						Long-Term Compensation
Name and Principal Position in 2002	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)		Awards Restricted Stock ($) (7)	Awards Options (#) (8)		LTIP Payouts ($)		All Other Compensation ($)

S. Reynolds (1)	2002	622,916	325,000	126,796	(5)	1,137,000	300,000		0	(10)	56,952	(13)
President and
Chief Executive
Officer

J. Durbin (2)	2002	350,000	0	0		0	0		0	(10)	5,320	(14)
InfrastruX	2001	339,800	105,000	0		0	0	(9)	0	(11)	0
Chairman and	2000	254,545	200,000	0		0	0		0	(12)	0
Chief Executive
Officer

T. Hogan	2002	243,050	50,625	0		0	0		138,720	(10)	18,238	(15)
Senior Vice	2001	223,761	51,982	0		0	0		0	(11)	19,940
President	2000	210,460	90,300	0		0	0		77,380	(12)	17,241
Regional
Sercices

S. McKeon	2002	360,920	74,254	0		0	0		408,388	(10)	24,123	(16)
Senior Vice	2001	352,532	0	0		0	0		50,000	(11)	37,861
President	2000	335,079	237,300	0		0	0		147,443	(12)	34,802
Finance and
Chief Financial
Officer

J. Ryan (3)	2002	235,000	114,562	120,466	(6)	0	0		89,074	(10)	9,622	(17)
Vice President	2001	9,325	0	15,420	(6)	0	0		0	(11)	25,008	(18)
Energy Portfolio
Management

G. Swofford	2002	307,835	64,800	0		371,340	0		249,810	(10)	25,027	(19)
Senior Vice	2001	275,349	0	0		0	0		0	(11)	25,269
President and	2000	261,905	115,937	0		0	0		77,380	(12)	22,061
Chief Operating
Officer

W. Weaver (4)	2002	182,500	0	0		0	0		2,995,10	(10)	5,183,081	(20)
President and	2001	623,876	0	0		0	0		0	(11)	71,195
Chief Executive	2000	594,841	540,000	0		0	0		0	(12)	63,852
Officer

(1)	Mr. Reynolds became President and Chief Executive Officer on January 7, 2002.

(2)	Mr. Durbin has served as Chief Executive Officer of InfrastruX since March 2000. InfrastruX became a significant subsidiary of Puget Energy in 2002.

(3)	Ms. Ryan became Vice President Energy Portfolio Management on December 1, 2001.

(4)

Mr. Weaver served as President and Chief Executive Officer until January 7, 2002, when Stephen P. Reynolds was elected President and Chief Executive Officer. Mr. Weaver retired as Chairman of the Board on February 13, 2002.

(5)	Represents relocation expenses and related tax gross-up payments of $124,796 and tax consulting service expense of $2,000.

(6)	Represents relocation expenses and related tax gross-up payments.

(7)

The amounts reported in the Restricted Stock column reflect the value of restricted stock awards granted to Messrs. Reynolds and Swofford in 2002. The dollar amounts in this column are determined by multiplying the number of shares covered by the award by the closing price of the Common Stock on the grant date. These awards have vesting provisions based on length of service.

The number and value of the aggregate restricted stock holdings of Messrs. Reynolds and Swofford as of the close of trading on December 31, 2002 are 50,000 and 18,000 shares, respectively, with value of $1,102,500 and $396,900, respectively, based on the closing price of the Common Stock on that date of $22.05.

(8)	The numbers reported in the Options column reflect the number of options granted. For Mr. Reynolds these are options for shares of Puget Energy common stock.

(9)	In 2001, the InfrastruX Board of directors granted Mr. Durbin options to purchase 1,287,500 shares of InfrastruX common stock.

(10)

The amounts for 2002 represent payment of Long-Term Incentive Compensation Plan (LTIP) awards for the four-year performance cycle ended December 31, 2002, which consist of (a) shares valued as of the December 31, 2002 closing price of $22.05, plus (b) a total dividend amount of $6.73 per share during the four-year performance period multiplied by the total number of shares. The number and value of shares for each of the named executive officers, except Mr. Weaver, are as set forth below.

	Shares
Name	Number	Value
S. Reynolds	0	$ 0
J. Durbin	0	0
T. Hogan	4,820	106,281
S. McKeon	14,190	312,890
J. Ryan	3,095	68,245
G. Swofford	8,680	191,394

The payment for Mr. Weaver represents a payment for pro-rata shares from his outstanding LTIP awards, calculated as stipulated by the LTIP plan and his employment agreement, and paid in cash as stipulated by his employment agreement.

(11)

The amounts for 2001 reflect that no share awards were made in payment of LTIP awards for the four-year performance cycle ended on December 31, 2001, since the performance threshold for that cycle was not met. Payment for Mr. McKeon represents minimum LTIP cash payment as stipulated by his employment agreement.

(12)

The amounts for 2000 represent payment of LTIP awards for the four-year performance cycle ended December 31, 2000, which consist of (a) shares valued as of the December 31, 2000 closing price of $27.8125, plus (b) a total dividend amount of $7.36 per share during the four-year performance period multiplied by the total number of shares. The number and value of shares for each of the named executive officers are as follows:

	Shares
Name	Number	Value
S. Reynolds	0	$ 0
J. Durbin	0	0
T. Hogan	2,200	61,188
S. McKeon	4,192	116,590
J. Ryan	0	0
G. Swofford	2,200	61,188
W. Weaver	6,016	167,320

(13)

Represents $8,750 match under Investment Plan for Employees; $23,750 match under the Investment Plan make-up; $1,452 imputed income on life insurance, and, $23,000 in dividends paid on Restricted stock prior to share certification.

(14)	Represents $1,510 match under the InfrastruX’s 401(k) Plan and $3,810 imputed income from life insurance.

(15)	Represents $4,176 match under Investment Plan for Employees; $13,526 match under the Investment Plan make-up; and $536 imputed income on life insurance.

(16)	Represents $8,449 match under Investment Plan for Employees; $14,065 match under the Investment Plan make-up; and $1,609 imputed income on life insurance.

(17)	Represents $ 1,880 match under Investment Plan for Employees, $7,520 match under the Investment Plan make-up, and $222 imputed income on life insurance.

(18)	Represents $25,000 signing bonus and $8 imputed income on life insurance.

(19)

Represents $5,305 match under Investment Plan for Employees; $13,165 match under the Investment Plan make-up; $4,500 in dividends paid on Restricted stock prior to share certification, and $2,057 imputed income on life insurance.

(20)

Represents $8,500 match under Investment Plan for Employees; $563 match under the Investment Plan make-up; $1,484 imputed income on life insurance; $2,628 for exercise of SARS, and payments pursuant to employment agreement of $5,169,906.

Option Grants in 2002

        The following table presents information regarding stock options granted to the participating named executive officer in 2002.

Individual Grants
Name	Number of Shares Underlying Options Granted (#) (1)	Percent of Total Options Granted to Employee in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value (2)
S. Reynolds	150,000	50%	$22.51	1/7/2012	500,850 (3)
	150,000	50%	22.51	1/7/2012	499,200 (4)
J. Durbin	0	--
T. Hogan	0	--
S. McKeon	0	--
J. Ryan	0	--
G. Swofford	0	--
W. Weaver	0	--

(1)

The per share exercise price is the fair market value of the common stock on the date of grant, and the term of these options is ten years, subject to earlier termination in the event of termination of employment. One option for 150,000 shares vests in four equal annual installments beginning one year after the date of grant and the other option for 150,000 shares vests in five equal annual installments beginning one year after the date of grant. The schedule on which options become exercisable is subject to acceleration in the event of a change in control.

(2)

The Grant Date Present Value of the options in this table was estimated using the Black-Scholes option pricing model, in accordance with Securities and Exchange Commission regulations. Our use of this model should not be construed as an endorsement of its accuracy. All stock option valuation models, including the Black-Scholes model, require various assumptions, including a prediction about the future movement of the stock price.

(3)

The following assumptions were made for purposes of calculating the Grant Date Present Value: a holding period of 4 years, volatility of 24.27%, a dividend yield of 5%, a forfeiture rate of 0% and interest rate of 4.25%.

(4)

The following assumptions were made for purposes of calculating the Grant Date Present Value: a holding period of 5 years, volatility of 22.23%, a dividend yield of 5%, a forfeiture rate of 0% and interest rate of 4.60%.

Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

        The following table presents information regarding the number of stock appreciation rights (“SARs”) exercised in 2002 and the number and value of outstanding unexercised options and SARs held by the participating named executive officers at the end of 2002.

	Number of Shares Underlying Options/SARs Exercised in 2002	Value of Options/SARs Exercised in 2002	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End (2)

Puget Energy Options:			Exercisable	Unexercisable	Exercisable($)	Unexercisable($)
S. Reynolds	0	$0	0	300,000	$0	$0
T. Hogan	0	$0	11,281	0	$45,966	0
S. McKeon	-	-	-	-	-	-
J. Ryan	-	-	-	-	-	-
G. Swofford	0	$0	5,600	0	$3,120	0
W. Weaver	7,300	$2,628 (1)	0	0	$0	0
InfrastruX Options:
J. Durbin	0	$0	965,625	321,875	$956,625	$321,875

        Before 1995, participants in the Company’s Long-Term Incentive Program for Senior Management could receive stock appreciation rights, which are payable only in cash. The Company has granted no SARS since 1994.

(1)	The value realized is the difference between the closing price of the common stock at the time of the SAR exercise on April 6, 2002 and the base price of the SAR.

(2)

Puget Energy Options: Amounts are the number of options and SARs for Puget Energy common stock multiplied by the difference between the closing price of Puget Energy common stock on December 31, 2002 of $22.05 per share, minus the exercise or base price for that option or SAR. InfrastruX Options: The amounts for Mr. Durbin are the number of options for InfrastruX common stock multiplied by $1.00, which is the difference in the fair market value of the InfrastruX common stock on December 31, 2002 as determined by the InfrastruX Board of Directors and the exercise price for these options.

        There is no guarantee that these Puget Energy or InfrastruX options and SARs will have this value when and if they are exercised.

Long-Term Incentive Plan Awards in 2002

        The following table presents information regarding grants made to the named executive officers under the 1995 Long-Term Incentive Compensation Plan in 2002.

			Estimated Future Share Payouts

Name	Number of Shares (#)	Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)

S. Reynolds	69,247	4 years	0	69,247	121,182
J. Durbin	N/A	N/A	N/A	N/A	N/A
T. Hogan	15,249	4 years	0	15,249	26,686
S. McKeon	24,020	4 years	0	24,020	42,035
J. Ryan	15,856	4 years	0	15,856	27,748
G. Swofford	18,757	4 years	0	18,757	32,825
W. Weaver	0	N/A	0	0	0

(1)

Awards are contingent grants of common stock. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. The actual payout depends on our four-year total shareholder return compared to the returns reported in the Edison Electric Institute’s Combination Gas & Electric Investor-Owned Utilities Index. To receive 100% of the grant, Puget Energy must perform at the 55th percentile among Edison Electric Institute’s Gas & Electric companies. To receive 175% of the grant, we must perform at or above the 85th percentile ranking. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the performance shares are paid.

Retirement Benefits Statement
        The table below presents estimated retirement benefits for the named executive officers, assuming retirement on January 1, 2003 at age 62 after selected periods of service. The table lists the estimated aggregate values under our funded pension plan, the Supplemental Executive Retirement Plan, the Washington Natural Gas Nonqualified Retirement Plan, the SERP pension-type rollover accounts in the Deferred Compensation Plan and the Cash Balance Restoration Matching Account within the Deferred Compensation Plan. Social Security benefits will not be deducted from the amounts shown in the table.

Estimated Annual Benefit Upon Retirement at Age 62
Average Annual Compensation	Years of Credited Service
	5	10	15+
$ 300,000	$ 50,000	$100,000	$150,000
400,000	66,667	133,333	200,000
500,000	83,333	166,667	250,000
600,000	100,000	200,000	300,000
700,000	116,667	233,333	350,000
800,000	133,333	266,667	400,000
900,000	150,000	300,000	450,000
1,000,000	166,667	333,333	500,000
1,100,000	183,333	366,667	550,000
1,200,000	200,000	400,000	600,000

        The following named executive officers have the indicated years of credited service as of December 31, 2002: T. Hogan, 26.33; S. McKeon, 15.58; J. Ryan, 3.08 and G. Swofford, 35.42.

        The three-year averages (thirteen consecutive months average for Ms. Ryan) as of December 31, 2002 for the following named executive officers were: $292,484 for T. Hogan; $536,610 for S. McKeon; $225,531 for J. Ryan; and $349,509 for G. Swofford.

        Estimated aggregate benefits are based on the following formula: 3-1/3% times years of credited service times average annual compensation (salary plus bonus) for the highest three calendar years in the last five complete calendar years prior to retirement, except that S. McKeon’s and J. Ryan’s benefits are based on the annual average of his or her highest 36 consecutive months of salary paid or payable plus the average of their highest three annual bonuses paid or payable. Also, $50,000 of S. McKeon’s LTIP-related payouts are treated as salary, and the value of restricted stock awarded to G.Swofford in 2002, measured at the time the restricted stock vests, will be treated as salary in his final calendar year of employment. The Average Annual Compensation of any named executive officer who has worked for the Company for less than three full calendar years (or less than 36 consecutive months, as applicable), is determined by averaging the officer’s compensation for all months during which the officer had compensation. Pursuant to his employment agreement, Mr. Weaver’s annual retirement benefit upon his retirement in April 2002 is $567,919.

        Under the cash balance formula of our qualified pension plan (the “Cash Balance Plan”), each eligible participant annually receives a benefit accrual based on additions during such year to a hypothetical account (a “Cash Balance Account”) established for such participant. Each year a participant’s Cash Balance Account is credited with compensation credits and interest credits. The compensation- crediting rate for each year is based on the participant’s age as of the last day of that year. For participants who are less than 30 years old, the compensation credit is 3%; for participants who are at least 30 years old, but less than 40 years old, the compensation credit is 4%; for participants who are at least 40 years old, but less than 50 years old, the compensation credit is 5%; for participants who are at least 50 years old, but less than 55 years old, the compensation credit is 6%; for participants who are at least 55 years old, but less than 60 years old, the compensation credit is 7%; and for participants who are at least 60 years old, the compensation credit is 8%. Eligible cash compensation includes base wage or salary (prior to any payroll deductions under the Puget Sound Energy 401(k) or cafeteria plans), overtime, differentials and bonuses (other than bonuses payable under the Puget Sound Energy Long Term Incentive Program for Senior Management, signing, retention and similar bonuses, and bonuses paid after the last day of the year in which the participant’s employment terminates), up to the limit imposed by the Internal Revenue Code ($200,000 for 2003). The interest-crediting rate for a calendar year is 4.0%, or such higher amount as Puget Sound Energy may determine. Compensation credits are made as of the last day of each calendar year. Interest credits are made as of the last day of each calendar year quarter, based on the balance in the participant’s Cash Balance Account as of the beginning of that quarter. The interest credit rate for 2002 was 4.0%. A participant may elect to receive, at the time of termination, a lump sum distribution of not less than the vested balance in his or her Cash Balance Account or annuitized payments from the Cash Balance Plan’s trust fund. In general, all salaried employees and certain union-represented employees become eligible to participate in the Cash Balance Plan on their date of hire. An employee’s benefit under the Cash Balance Plan becomes vested after five years of active service (or, if earlier, upon attaining normal retirement age (age 65) while employed by Puget Sound Energy or its affiliates). There are no employee contributions to the Cash Balance Plan.

        Mr.  Reynolds is covered only by the Cash Balance Plan and his estimated annual benefit payable from the Cash Balance Plan at normal retirement age is $21,948. This is based on the assumptions that his eligible compensation will be $200,000 each year (the current legal maximum) and the interest-crediting rate will be 4.0% each year and is not subject to any deduction for Social Security or other offset amounts.

        Mr.  Durbin is not a participant in the pension programs covered in this section.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

Agreements

        Mr. Reynolds. As of January 1, 2002, Puget Energy and Puget Sound Energy (the “Companies”) entered into an employment agreement with Mr. Reynolds to secure his services as Chief Executive Officer and President. The agreement has an initial term of three years after which time it will be automatically renewed for one-year terms unless notice of termination is given by either party at least 180 days prior to the expiration of the then current term. Pursuant to the agreement, Mr. Reynolds was appointed to the Board of Directors and the board will recommend him for reelection during the term of the agreement.

        Mr.  Reynolds will receive a base salary of $650,000, which will be reviewed annually and may be increased at the discretion of the board. He will participate in the Companies’ annual incentive bonus program with a target bonus of 55% of base salary and a maximum bonus of 110% of base salary, except that his annual incentive bonus for 2002 will be at least $325,000.

        Mr.  Reynolds will also participate in the Puget Energy 1995 Long-Term Incentive Compensation Plan, under which he will be granted annual performance awards (“LTIP awards”) valued at not less than 150% of his base salary. Each LTIP Award may be funded from 0% to 175% of the award at the end of each four-year performance cycle, depending on the Companies’ performance. If the Companies adopt new annual incentive bonus plans or new equity-based incentive compensation plans or programs in substitution for the LTIP awards, Mr. Reynolds will be granted awards of comparable value under such plans or programs.

        As an inducement to his employment, the agreement provides that Mr. Reynolds will be granted a non-qualified option to purchase 150,000 shares of the common stock with an exercise price equal to the fair market value of the common stock on the date of grant. The option will have a term of ten years and will vest over four years from January 1, 2002, at a rate of 25% per year.

        As a further inducement to his employment and in lieu of participation in the Companies’ Supplemental Executive Retirement Plan, the agreement provides that Mr. Reynolds will receive the following grants:

a)

non-qualified option to purchase 150,000 shares of the common stock with an exercise price equal to the fair market value of the common stock on the date of grant. The option will have a term of ten years and will vest over a period of five years from January 1, 2002, at a rate of 20% per year;

b)	50,000 restricted shares of the common stock, with the restrictions on the shares lapsing over five years from January 1, 2002, at 20% per year; and

c)

performance-based stock equivalents that will be credited to a deferred compensation account under the Companies’ deferred compensation plan (the “Retirement Equivalent Stock Account”) each January commencing on January 1, 2003, calculated as the number of shares obtained by taking 15% of Mr. Reynolds’ base salary and incentive bonus for the preceding year and dividing that amount by the average per-share closing price of the common stock on the last day of October, November and December of the preceding year. These stock equivalents will be entitled to all dividends declared on the common stock. Any such dividends will be reinvested in the common stock and credited to Mr. Reynolds’ Retirement Equivalent Stock Account. The stock equivalents will vest over seven years from January 1, 2002 at 15% per year for the first six years, with the balance vesting in the seventh year.

        If at any time the Companies terminate Mr. Reynolds’ employment without cause, or Mr. Reynolds terminates his employment with good reason (as the terms “cause” and “good reason” are defined in the agreement), the Companies will pay Mr. Reynolds a severance benefit equal to two times his then current annual base salary and target annual incentive bonus, accelerate two years vesting of his performance-based stock equivalent grants, and accelerate vesting under his stock option grants to the date of termination. If Mr. Reynolds is terminated for cause, he will be entitled to receive any base salary, annual incentive bonuses or stock equivalent grants due to him through the date of his termination, and he will retain the vested portion of his Retirement Equivalent Stock Account and any vested stock options or restricted stock grants.

        If a change of control occurs during the term of Mr. Reynolds’ employment with the Companies, the Companies will pay him an amount equal to three times his then current base salary and target annual incentive bonus and accelerate the vesting of the equity awards described above. In addition, Mr. Reynolds will retain existing medical, dental and insurance benefits for a period of three years or until he obtains similar coverage through another employer.

        Mr.  Reynolds will also receive a cash payment equal to any excise taxes payable by him due to payments received under the agreement or any other payment or benefit from the company, plus the tax expense to him resulting from this payment.

        Mr. McKeon. As of July 1, 2001, Puget Energy and Puget Sound Energy entered into an employment agreement with Mr. McKeon, which superseded the agreement between Puget Sound Energy and Mr. McKeon effective June 2, 1997.

        Pursuant to the agreement, Mr. McKeon will receive a minimum annual base salary of $356,000 that will be increased in an amount at least equal to the lower of 4% annually or the average annual percentage increase applicable to other officers of the Companies. He will also be guaranteed a $50,000 minimum annual cash payment as part of each award under the Puget Energy Long-Term Incentive Compensation Plan (base salary and the $50,000 payment constitute “total salary”).

        Mr.  McKeon also will participate in the Companies’ annual incentive bonus program with a target award of at least 45% of base salary and a maximum potential bonus of at least 90% of base salary. He will participate in the LTIP Award program under the Puget Energy 1995 Long-Term Incentive Compensation Plan, with a target of at least 95% of base salary. If the Companies adopt new annual incentive bonus plans or programs or new equity-based incentive compensation plans or programs in substitution for the LTIP Awards, Mr. McKeon will be granted awards of comparable value under such plans or programs.

        The agreement provides that if Mr. McKeon completes one, two or three years of service from April 1, 2001 and his employment then terminates for any reason other than by the Companies without cause or by him with good reason, he will receive the following incentives (the “Incentives”):

a)

One Year: (i) all unvested LTIP Awards will vest pro rata and be paid at target; (ii) 18 months will be added to his age for purposes of calculating the early retirement discount under the SERP; and (iii) he will receive a severance payment equal to one times his total salary and one-half times his target bonus;

b)

Two Years: in addition to the above, (i) one year of extra vesting for each prorated LTIP Award; (ii) a second additional 18 months for purposes of calculating the early retirement discount under the SERP; and (iii) in lieu of the severance payment in (a) above, a severance payment equal to one and one-half times his total salary and one times his target bonus;

c)

Three Years: in addition to the above, (i) a second year of extra vesting for each prorated LTIP Award; (ii) a third additional 18 months for purposes of calculating the early retirement discount under the SERP; and (iii) in lieu of the severance payment in (a) and (b) above, a severance payment equal to two times his total salary and one and one-half times his target bonus.

        All dividend equivalents associated with the LTIP Award payments described above will be paid in cash. The Incentives accruing under the provisions above will accrue on a monthly basis.

        In addition, the agreement provides that as of the date of the agreement Mr. McKeon will be deemed to have completed 14 years of service under the SERP. The agreement also provides that Mr. McKeon’s benefits under the SERP will be based on the sum of the annual average of (a) his highest 36 consecutive months of base salary; (b) his highest three annual bonuses; and (c) the first $50,000 in value of his highest three LTIP award payments. He may elect to take early commencement of SERP retirement benefits prior to age 62.

        If within the first three years following the date of the agreement the Companies terminate Mr. McKeon’s employment without cause or he terminates the agreement with good reason, or if he is terminated for any reason within three years of a change in control of Puget Energy (as the terms “cause”, “good reason” and “change in control” are defined in the agreements), he will receive:

a)	annual total salary and accrued benefits earned through termination, plus a pro-rata share of the annual target bonus for the year of termination;

b)	a severance amount equal to three times the sum of his annual total salary and his annual target bonus at the rates in effect as of the date of termination;

c)

the SERP benefits described above except that he shall be deemed to have completed 15 years of service and five years will be added to his age at retirement for purposes of calculating the early retirement discount;

d)

with respect to all outstanding LTIP awards, a cash payment equal to the higher of (i) the average of the last sale prices of Puget Energy or its successor’s common stock during the 20 business days preceding the date of termination and (ii) the highest price per share paid for any Puget Energy common stock in connection with the change in control, multiplied by the aggregate number of shares of common stock of Puget Energy or its successor company equal to the greater of (x) the total number of shares payable at the target award level upon full vesting of each such LTIP award and (y) the number of shares payable upon full vesting of each such award if Puget Energy achieved for each four-year award cycle the percentile ranking against the comparable universe of companies that Puget Energy had achieved for the applicable cycle during the period commencing on the starting year of such cycle and ending with the fiscal quarter immediately preceding the date of termination; and

e)	cash equal to the amount of the dividend equivalents associated with the shares issuable under such LTIP Awards.

        If a change in control occurs during the first three years following the date of the agreements, the benefits described in (a) through (e) above will be in lieu of any Incentives due to Mr. McKeon. If the change in control occurs after the expiration of such three-year period, he will be entitled to receive the higher of the Incentives or the benefits described in (a) through (e) above, except that if he is employed by the Companies at the time of the change in control, he will be entitled to the benefits described in (a) through (e) above less Incentive payments received.

        Mr.  McKeon will also receive a cash payment equal to any excise taxes payable by him due to payments under the agreement or any other payment or benefit from the company, plus the tax expense to him resulting from this payment.

        Ms.  Ryan. On November 30, 2001, Puget Sound Energy entered into an employment agreement with Ms. Ryan to secure her services as Vice President Energy Portfolio Management. The agreement terminates on December 31, 2006 unless extended prior to that date by written agreement. Pursuant to the agreement, Ms. Ryan will receive a minimum annual base salary of $235,000 until 2003, and thereafter will be eligible for adjustments in accordance with annual salary reviews.

        Ms.  Ryan will also participate in Puget Sound Energy’s annual incentive bonus program with a target bonus of 50% of base salary and a maximum bonus of 100% of base salary. She will also participate in the LTIP Award program under the Puget Energy 1995 Long-Term Incentive Compensation Plan, under which she will be granted (a) annual LTIP awards beginning with the 2002 award cycle equal to not less than 95% of her base salary divided by the preceding year’s average fourth quarter share price divided by 0.70, and (b) grants of LTIP awards of 3,095 shares for the 1999-2002 cycle, 8,185 shares for the 2000-2003 cycle and 9,135 shares for the 2001-2004 cycle.

        Ms.  Ryan’s agreement also provides that if she will be credited with three years of service under the SERP for each year of employment with the company commencing December 1, 2001. If she completes more than five years service, she will be entitled to monthly benefits equal to the sum of one-twelfth of 50% of (a) the annual average of her highest 36 consecutive months of salary paid or payable and (b) the average of her highest three annual bonuses paid or payable (collectively, her “Earnings”). If prior to her completion of five years service, her employment terminates for any reason other than by Puget Sound Energy without cause or by her with good reason, her benefits under the SERP will vest at a rate of 20% for each full 12-month period of employment commencing with December 1, 2001, and if such termination occurs prior to her completion of three years of service, her Earnings will be determined based on the period of time she has actually served. If a change of control occurs at any time, Ms. Ryan will be credited with 15 years of service under SERP and her benefits will immediately become 100% vested.

        If prior to her completion of seven years service, Puget Sound Energy terminates Ms. Ryan’s employment without cause, or Ms. Ryan terminates her employment with good reason (as the terms “cause” and “good reason” are defined in the agreement), she will receive: (a) her annual total salary and accrued benefits earned through termination plus a pro rata share of the annual target bonus at the rates in effect as of the date of termination; (b) a pro rata portion of all outstanding LTIP awards; (c) continuation of her base salary for two years; and (d) crediting of six years service for purposes of the SERP.

        Puget Sound Energy also entered into a change of control agreement with Ms. Ryan on November 30, 2001, pursuant to which she will continue to be employed as Vice President Energy Portfolio Management or a comparable position for a period of two years after a change of control. During that period she will be entitled to continued compensation and benefits at comparable levels, full vesting of any stock options, stock appreciation rights or restricted stock, and a cash payment equal to the value of the number of shares payable upon full vesting of all outstanding LTIP awards, calculated in the manner described for Mr. McKeon.

        If within two years following the change of control Puget Sound Energy terminates Ms. Ryan’s employment without cause, or Ms. Ryan terminates her employment with good reason, she will receive the same type of payments and benefits described below for Mr. Weaver except that the payments in (c) and (d) are based on two rather than three years.

        Mr. Swofford. In October 1996, Puget Sound Energy entered into an agreement with Mr. Swofford under which he will be paid a retention incentive benefit based on continued employment following the merger of Puget Sound Energy and the Washington Energy Company in February 1997, equal to three times his annual base salary in 1996, plus the bonus paid in 1996. The incentive benefit vests in three equal installments after one year, three years and five years of continued employment after the merger. The vested portion of the incentive benefit will be paid in equal monthly installments over a three-year period beginning on the date his employment terminates.

        In 1999, Puget Sound Energy entered into change in a control agreement with Mr. Swofford that provided for the same type of payments and benefits described below for Mr. Weaver in the event that his employment is terminated by Puget Sound Energy without cause or by him for good reason within two years following a change in control of Puget Sound Energy, except that the payments in sections (c) and (d) are based on two rather than three years.

        Mr. Weaver. On January 7, 2002, Mr. Weaver retired as Puget Energy’s and Puget Sound Energy’s President and Chief Executive Officer and he retired from the Board of Directors of the Companies on February 13, 2002. Pursuant to an October 1996 agreement with Puget Sound Energy, Mr. Weaver received the following payments and benefits:

a)

annual base salary and accrued benefits earned through termination, plus a pro rata share of any incentive compensation accrued through the date of termination, regardless of whether such amounts are vested or payable on that date;

b)	an amount equal to three times annual base salary and bonus;

c)	continued participation for three years in employee benefit plans or provision for substantially similar benefits;

d)	a cash payment of the actuarial equivalent of the additional retirement compensation he would have earned had employment continued for three more years;

e)	a payment equal to the value of the number of shares payable upon full vesting of all outstanding performance awards, whether or not such awards were then fully vested or payable; and

f.	a cash payment equal to any excise taxes payable by him due to excess parachute payments, plus the tax expense to him resulting from this payment.

        In addition, Mr. Weaver’s agreement provides that his benefits under the SERP are based on his average compensation for his highest 24 consecutive months of service.

1995 Long-Term Incentive Compensation Plan

        Under the Puget Energy 1995 Long-Term Incentive Compensation Plan, in the event of a change in control of Puget Energy, each stock award that is at the time outstanding will automatically accelerate and become 100% vested. The plan administrator may, at any time before a corporate transaction, take further action to ensure fair and equitable treatment of awards.

Stock Appreciation Rights

        Upon a change in control of Puget Energy, all SARs will terminate. Each holder may exercise his or her SARs immediately prior to the transaction, whether or not the SARs have vested.

Additional Information About The Meeting And Shareholder Proposals

Independent Accountants

        The firm of PricewaterhouseCoopers LLP has audited our financial statements since 1933. Representatives of the firm will attend the Annual Meeting, with the opportunity to make a statement and answer appropriate shareholder questions.

Shareholder Proposals

        Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2004 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than December 8, 2003.

        In accordance with Puget Energy’s Bylaws, shareholders who intend to present a proposal at the 2004 Annual Meeting without inclusion of the proposal in our proxy materials must provide written notice of such proposal, in the manner required by Puget Energy’s Bylaws, no earlier than January 14, 2004 and no later than February 13, 2004. For such proposals that are not timely filed, Puget Energy retains discretion to vote proxies it receives. For such proposals that are timely filed, Puget Energy retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

Solicitation of Proxies

        The Puget Energy Board of Directors is soliciting the proxies in the form enclosed. Stephen P. Reynolds and James W. Eldredge, and each or either of them, are named as proxies. We may solicit your proxy by mail, personal interview, telephone and fax. We will request that banks, brokerage houses and other custodians, nominees or fiduciaries forward soliciting materials to their principals and obtain authorization for the execution of proxies. We will reimburse them for their expenses in forwarding and collecting proxies. Our officers, directors, employees and other agents may solicit proxies without compensation, except for reimbursement of expenses. Puget Energy will pay all costs of solicitation of proxies.

Annual Report and Form 10-K

        Puget Energy’s 2002 Annual Report (the “Annual Report”) was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K. The Form 10-K has been filed with the SEC. Shareholders may receive a copy of the Form 10-K by writing to Investor Services, Puget Energy, P.O. Box 97034 OBC-03S, Bellevue, WA 98009-9734 or calling (425) 462-3898.

By Order of the Board of Directors

Stephen P. Reynolds
President and Chief Executive Officer

March 13, 2003
Bellevue, Washington

Appendix A

PUGET ENERGY, INC.
Audit Committee Charter

PUGET SOUND ENERGY, INC.
Audit Committee Charter

Purpose and Authority:
        The Audit Committee (the “Committee”) shall assist the Board in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal and independent auditors. In addition, the Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

      Limitation of Audit Committee’s Role
        It is not the responsibility of the Committee to plan or conduct audits or to verify whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

      Advisors and Delegation
        As the Committee deems appropriate, it may retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

        The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

      Composition:
        Independence
        The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements in the Company’s Corporate Governance Guidelines.

      Financial Literacy/Expertise
        The Board shall determine in its business judgment whether Committee members are financially literate and whether any Committee member meets the definition of “financial expert” under regulations applicable to the Company from time to time, and shall take appropriate action in accordance with such regulations.

      Service on Other Public Company Audit Committees
        Generally, no member of the Committee shall serve on more than two audit committees of publicly traded companies, other than the audit committees of Puget Energy, Inc. and Puget Sound Energy, Inc., at the same time such member serves on either such Company’s audit committee; provided, however, that service on audit committees of substantially owned subsidiaries shall not count so long as the member serves on the audit committee of the parent company of such subsidiary.

      Appointment and Removal of Members        The members of the Committee shall be appointed by the Board on the recommendation of the Governance and Public Affairs Committee. The Board may remove any member from the Committee at any time with or without cause.

Duties and Responsibilities:
        The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board.

Engagement of Independent Auditor
•

Select and retain the independent auditor; determine and approve compensation of the independent auditor; resolve disagreements between management and the independent auditor; oversee and evaluate the independent auditor and, where appropriate, replace the independent auditor, with the understanding that the independent auditor shall report directly to the Committee and shall be ultimately accountable to the Committee and to the Board.

•	Pre-approve the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide the Company and the fees for such services. Pre-approval of non-audit services may not be delegated to management, but may be delegated to one or more members of the Committee so long as that member or members report their decision to the Committee at all regularly scheduled meetings. Ensure that the Committee’s approval of any non-audit services is publicly disclosed pursuant to applicable laws, rules and regulations.

Evaluate Independent Auditor’s Qualifications, Performance and Independence
•	At least annually, evaluate the independent auditor’s qualifications, performance and independence, including that of the lead partner.

•

At least annually, obtain and review a report by the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more audits carried out by the firm and any steps taken to deal with any such issues; and (in order to assess the auditor’s independence) all relationships between the independent auditor and the Company.

•

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any independence matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

•

Ensure that the independent auditor’s lead partner and reviewing partner are replaced periodically as required by the New York Stock Exchange listing standards or other applicable laws or regulations. Consider, from time to time, whether a rotation of the independent auditing firm would be in the best interests of the Company and its shareholders.

•	Present the Committee’s conclusions regarding the performance, qualifications and independence of the independent auditor to the full Board.

Review Financial Statements and Financial Disclosure
•

Meet with management and the independent auditor to review and discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•

Review with the independent auditor any audit problems or difficulties and management’s response, including significant disagreements with management, adjustments noted by the independent auditor but not taken by management, communications between the audit team and the national office, and any management or internal control letters issued or proposed to be issued. Review and discuss with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.

•	If so determined by the Committee, recommend to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

•

Discuss earnings press releases, as well as the financial information and earnings guidance provided to analysts and rating agencies. This may be done generally and does not require the Committee to discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

Periodic Assessment of Accounting Practices and Policies and Risk and Risk Management
•

Obtain and review timely reports from the independent auditor regarding (1) all critical accounting policies to be used, (2) all alternative treatments of financial information within Generally Accepted Accounting Principles that have been discussed with management, ramifications of the use of such alternatives, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.
•	Review changes in promulgated accounting and auditing standards that may materially affect the Company’s financial reporting practices.
•	Discuss policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.
•

Review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Review any report issued by the Company’s independent auditor regarding management’s assessment of the Company’s internal controls.

Internal Audit Review
•	Review the responsibilities, functions and performance of the Company’s internal audit department, including internal audit plans, budget, and the scope and results of internal audits.

Proxy Statement Report of Audit Committee
•	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Hiring Policies
•

Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account, and ensure that such policies comply with any regulations applicable to the Company from time to time.

Business Conduct and Ethics
•

In conjunction with the Corporate Governance and Public Affairs Committee, develop and monitor compliance with a code of ethics for senior financial officers pursuant to and to the extent required by regulations applicable to the Company from time to time.

•

In conjunction with the Corporate Governance and Public Affairs Committee, develop and monitor compliance with a code of business conduct and ethics applicable to the Company’s directors, officers and employees, pursuant to and to the extent required by regulations applicable to the Company from time to time.

•

Establish, after consultation with the Corporate Governance and Public Affairs Committee, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

•

Establish, after consultation with the Corporate Governance and Public Affairs Committee, procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Reports to Board
•

Report regularly to the Board any issues that arise with respect to the quality and integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance and independence of the internal and independent auditors.

•	Provide minutes of Committee meetings to the Board and report to the Board on any significant matters arising from the Committee’s work.

Executive Session
•

Meet periodically in separate executive sessions with management, internal audit and the independent auditor to discuss matters that the Committee or the other groups believe warrant Committee attention.

Meetings:
        The Committee shall establish a meeting calendar annually. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings. When appropriate, the Puget Energy, Inc. Committee and the Puget Sound Energy, Inc. Committee shall meet separately.

Evaluation:
        The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

        The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations for improvement.